EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the "Agreement") is made as of June 29, 2018, by and between Mission Media USA, Inc. (the "Company"), Troika Media Group, Inc. (the "Parent"), and Nicola Stephenson, an individual having an address at 200 Water Street, Apt. 3A, Brooklyn, NY 11201 ("Executive"). Executive, Company and Parent shall be individually referred to as a "Party" and collectively as the "Parties."
1. Duties and Scope of Employment.
(a)     Positions; Duties.  During the Employment Term (as defined in Section 2), the Company shall employ Executive as: (i) the President of each of the Company, MissionCulture LLC, and Mission-Media Holdings Limited (collectively, "Mission Media"), and (ii) at such time as Parent has successfully obtained its E-2 Treaty Investor Company Registration on behalf of itself and its subsidiaries (the "E-2 Registration") and Executive has obtained her E-2 visa status under the E-2 Registration, the Executive shall be appointed President of the Parent. Executive shall have duties, authority, and responsibilities that are reasonable, consistent, and customary with such position.  Executive shall report to the Chief Executive Officer and the Board of Directors of Parent (the "Board") at its New York office.
(b)     Obligations.  During the Employment Term, Executive shall devote substantially all of Executive's business efforts and time to the Company and Mission Media, and to Parent to the extent the conditions set forth in Section 1(a)(ii) above are fulfilled.  Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or benefit whatsoever or howsoever without the prior approval of the Board of Directors of the Parent (the "Board") or the Chief Executive Officer; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors or as an advisor to companies that the Executive currently serves  and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, and (iii) manage Executive's and Executive's family's personal investments and legal affairs; provided, however, that in each instance, such activities do not materially interfere with the discharge of Executive's duties.  It is expressly understood and agreed that, notwithstanding any provision of this Agreement to the contrary, that it is a material condition of this Agreement that the Executive travel to and spend periods of time at certain Company satellite locations (e.g. London), as mutually agreed by the Parties.
2. Employment Term.  The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms and conditions set forth herein, commencing on the date hereof (the "Employment Commencement Date") and continuing until the fifth (5th) anniversary of the Employment Commencement Date (the "Initial Term"), unless terminated earlier pursuant to this Agreement; provided that on the fifth (5th) anniversary of the Employment Commencement Date and each second anniversary of the Employment Commencement Date thereafter (such date and each second anniversary thereof, a "Renewal Date"), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of two years, or for such other period as Executive and the Company may mutually agree in writing (each a "Renewal Term"), unless either Executive or Company has given written notice to the other that such automatic extension will not occur (a "Non-Renewal Notice"), which notice must be given not less than ninety (90) days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

3. Compensation/Benefits.  During the Employment Term, the Company shall pay and provide to Executive the following:
(a)     Cash Compensation.  As compensation for Executive's services to the Company, Executive shall receive a base salary and shall be eligible to receive additional variable compensation.  During the Employment Term, the Board or its Compensation Committee (the "Compensation Committee") shall review Executive's Base Salary (as defined below) and Bonus (as defined below) then in effect at least annually and may increase (but not decrease) such Base Salary and/or Bonus as the Compensation Committee may approve.  The Base Salary shall be payable in accordance with the Company's normal payroll practices in effect from time to time, but in no event less frequently than bi-monthly, and, in the case of the Bonus, as soon as practical during the calendar year following the calendar year with respect to which such Bonus is payable, but in no event later than March 15th of such following calendar year.  No increase in Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Executive hereunder or otherwise.
(i)     Annual Base Salary.  Executive's annual Base Salary under this Agreement shall be FIVE HUNDRED THOUSAND USD ($500,000.00) ("Base Salary").
(ii)     Annual Discretionary Bonus.  In addition to the Annual Base Salary, Executive shall also be eligible to earn annual variable compensation, the amount of which will be set by the Compensation Committee (the "Bonus"). The Bonus for any calendar year shall be awarded at the sole and absolute discretion of the Compensation Committee based upon the Company's achievement of stated financial and strategic goals, as established by the Compensation Committee.  Any such Bonus may be made to Executive by means of cash or stock options.
(iii)     Other Compensation.  Executive shall also be eligible to participate in all other bonus and incentive compensation plans and programs, if any, provided by the Company or Parent to its senior executives in accordance with the terms thereof as in effect from time to time ("Other Compensation").
(iv)     Currency.  All payments and amounts hereunder shall be in United States Dollars.
(b)     Equity Compensation.
(i)     Stock Ownership.  The Company shall cause Parent to authorize and reserve a pool of Seven Million Five Hundred Thousand (7,500,000) shares of common stock of Parent (the "Pool") to be granted as incentives to employees of Mission Media (the "Options" and, once vested, the "Vested Shares"), on terms mutually agreed to by the Parties in writing within ninety (90) days after the Employment Commencement Date and in accordance with the Employee Stock Option Plan.  Executive and James Stephenson will both be granted Options under the Pool and Executive shall recommend the recipients and the amount of the grants of Options, subject to the approval of the Board.  If Executive's employment hereunder is terminated by Company without Cause, is terminated by Executive for Good Reason or as a result of Executive's death or Disability Termination (as defined herein), then, in addition to any other benefits to which Executive is entitled pursuant to this Agreement, the Options held by Executive shall accelerate and be fully vested and immediately exercisable.
(ii)     Ongoing Awards.  Executive shall be eligible to participate fully in annual stock option grants, and any other long-term equity incentive programs at levels commensurate with Executive's position and as determined by the Compensation Committee.

(c)     Employee Benefits.  Executive shall, to the extent eligible, be entitled to participate, at a level commensurate with Executive's position, in all employee benefits, welfare and retirement plans and programs, as well as equity plans, provided by the Company or the Parent to its senior executives in accordance with the terms thereof as in effect from time to time.  Notwithstanding the foregoing, at all times, the Company and Parent (as applicable) reserves the right to amend, modify, or terminate any such plan or program.
(d)     Perquisites.  The Company shall provide to Executive, at the Company's cost, all benefits and perquisites, including (without limitation) health insurance, dental insurance for the Executive and her family and life insurance, on terms no less favorable than enjoyed by the Executive as of the date of this Agreement and approved by Executive; provided, that the Company shall pay all premiums of the Executive and her family's participation in the Company-sponsored group health plan – the 'Oxford Freedom Platinum' plan (the "Health Plan") at such level of coverage as determined by Executive. The Company will not amend, modify or terminate the Executive's and her family's right to participate in the Health Plan, or otherwise interfere with their ability to remain covered by the Health Plan. Notwithstanding the foregoing, the Company may amend, modify or terminate the Health Plan, so long as the Company procures replacement group health coverage for Executive and her family, with no gap in coverage, and such replacement coverage provides substantially the same value and benefits at substantially the same cost, and provided such replacement plan is in accordance with applicable law.
(e)     Business and Entertainment Expenses.  Upon submission of appropriate documentation by Executive in accordance with the Company's policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses that Executive incurs in performing Executive's duties under this Agreement, including, but not limited to, business class travel (excluding gas mileage), entertainment, and professional dues and subscriptions, in accordance with the Company's and Parent's policies in effect from time to time.
(f)     Vacation, Holidays and Sick Leave.  Executive shall be entitled to vacations of no less than twenty-five (25) days per calendar year excluding public holidays.  Executive shall be eligible for such other paid holidays, sick leave, paid family leave, and other leaves and benefits provided to other senior executives of the Company or the Parent, in accordance with the Company's or Parent's employment manual or effective policies and procedures or as required by law.
(g)     Expenses. Subject to and in accordance with the Company's or Parent's policies and procedures and in accordance with the Company's or Parent's expense policy, as it may be amended from time to time, the Company shall reimburse Executive for the cost associated with cellular telephone, internet access and other reasonable expenses associated with business uses upon appropriate submission and documentation of such expenses.
4. Termination of Employment.
(a)     Death or Disability.  The Company may terminate Executive's employment for disability in the event Executive has been unable to perform Executive's material duties hereunder for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination").  Executive's employment shall automatically terminate on Executive's death.  In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination:
(i)     any Options or other shares shall accelerate and be fully vested and immediately exercisable;
(ii)     the Company shall, within fourteen (14) days of the date Executive's employment is terminated, pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, and (C) all other payments, benefits or fringe benefits to which Executive may be entitled subject to and in accordance with the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or as required under applicable law, or grant any amounts that may become due under Sections 3 or 4 hereof (the items under this clause (ii) are collectively referred to as "Accrued Benefits"); and

(iii)     the Company shall pay to Executive at the time other senior executives are paid under any cash bonus or long-term incentive plan, but in no event later than March 15th of the calendar year following the calendar year in which Executive's employment is terminated, a pro-rata bonus equal to the amount Executive would have received if Executive's employment had continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Executive's termination and the denominator is the number of days in the bonus period (the "Prorated Bonus"); provided, however, that at the time of death or Disability Termination, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus.
(iv)     the Executive will continue to participate in any Bonus or Other Compensation plan, in accordance with the terms of such plan until such plan has expired.
(b)     Termination for Cause.  The Company may terminate Executive's employment for Cause (as defined below).  In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any Vested Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.
(i)     For the purposes of this Agreement, "Cause" shall mean:
(A)     material breach of any provision of this Agreement by Executive, which has not been remedied within 30 days from written notice of such breach from the Board that specifically identifies such material breach.
(B)     the willful failure by Executive to perform Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has not materially performed Executive's duties; provided, however, that no act, or failure to act, by Executive shall be "willful" unless committed without good faith and without a reasonable belief by the Executive that the act or omission was in the best interest of the Company; or
(C)     an act of gross misconduct by Executive with regard to the Company that is materially injurious to the Company and is committed without good faith and without a reasonable belief by the Executive that the act or omission was in the best interest of the Company.
(c)     Termination by the Company Other Than for Cause or by the Executive for Good Reason.  Any payments to be made or benefits to be provided under this Section 4(c) are conditioned on (x) Executive's execution of a customary general release and/or termination agreement ("General Release") reasonably satisfactory to the Company, provided that such General Release shall not contain restrictive covenants already contained in this Agreement or other agreements between or among the Parties, and (y) such General Release becoming effective; provided, however, that such conditions shall be deemed waived by the Company if the General Release is not presented to Executive within fourteen (14) days of such termination.
(i)     For the purposes of this Agreement, "Good Reason" shall mean any one or more of the following, except as Executive shall otherwise consent in writing: (A) a material reduction of Executive's salary, title, authority, duties, responsibilities or reporting relationships; (B) the assignment to Executive of any duties inconsistent with Executive's position or that are no consistent with those of other senior executives; (C) a relocation of Executive's workplace to a location more than 10 miles from her present workplace; or (D) the Parent breaches Section 6.06 of that certain Goodwill Purchase Agreement dated on or about the date hereof among the Parent, Executive and a subsidiary of Parent (the "Goodwill Purchase Agreement") or Section 9.06 of that certain Equity Purchase Agreement dated on or about the date hereof among Parent, Executive, James Stephenson and a subsidiary of the Parent (the "Equity Purchase Agreement").

(ii)     If Executive's employment with the Company is involuntarily terminated by the Company other than for Cause or the Executive terminates her employment for Good Reason (as defined below), then the Company shall pay or provide Executive with the following as of the date of termination:
(A)     any Accrued Benefits, to be paid or provided on the date Executive's employment is terminated;
(B)     the Prorated Bonus for each year remaining in the Initial Term or the Renewal Term, as applicable; provided, however, that at the time of the termination of Executive's employment, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus, and provided further that such Prorated Bonus is paid no later than March 15 of the calendar year following the calendar year in which Executive's employment is terminated;
(C)     a severance amount equal to one (1) year of the Executive's then-current annual Base Salary, payable in a lump-sum or semi-annual payments, commencing on the date Executive's employment is terminated;
(D)     the right to participate in the Bonus plan, and Other Compensation plans in effect from time to time, until such plans expire;
(E)     all shares of unvested stock Options shall immediately become vested;
(F)     [RESERVED.]
(G)     the right to continue Executive's and her family's participation in the Health Plan, either directly or through COBRA continuation, at substantially the same value and benefits at no additional cost to Executive other than she would have incurred as an employee, for the amount of time remaining on the Initial Term or the Renewal Term, as applicable, or the length of time Executive is entitled to continue health insurance under applicable law when combining COBRA and New York State continuation benefits), whichever is less, beginning with the first calendar month after such date of termination.  In the event Executive obtains other employment during such period, pursuant to which she becomes covered for substantially similar or improved benefits at substantially the same cost, Executive's right to continue to participate in the Health Plan, at the Company's expense, offered or provided by the Company shall immediately cease; and
(H)     reasonable outplacement services at a level commensurate with Executive's position, including use of an executive office, for a period of ninety (90) days commencing on Executive's date of termination but in no event extending beyond the date on which Executive commences other full time employment.
(d)     Termination by Executive Other Than for Good Reason.  Executive may terminate Executive's employment at any time by written notice to the Company.  In the event that Executive terminates Executive's employment with the Company during the Employment Term without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any Vested Shares and other equity awards), which shall be paid or provided to Executive within thirty (30) days of the date Executive's employment is terminated.
(e)     Termination Due to Non-Renewal by the Company or Executive. In the event Executive's employment with the Company is terminated due to the Company or Executive sending a Non-Renewal Notice in accordance with Section 2 of this Agreement, Executive shall be entitled to the Accrued Benefits (including, but not limited to, any Vested Shares and other equity awards) and payment of the Bonus to which Executive is entitled for the calendar year in which the Non-Renewal Notice was sent, which shall be paid or provided to Executive within thirty (30) days of the date Executive's employment is so terminated.
(f) No Mitigation/No Offset.  Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source, except as provided in Section 4(c)(ii)(G).  The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Executive or others.

5. Change of Control Vesting Acceleration.
(a)     In the event of a Change of Control (as defined below), one hundred percent (100%) of Executive's then-unvested Options or other shares shall immediately vest, and all vested Bonuses (both current and future) are immediately due and payable, regardless of whether the milestone has been achieved.
(b)     After a Change of Control (as defined below), in the event that (i) Executive's aggregate compensation is substantially diminished (regardless of Executive's title, duties, or responsibilities), or (ii) Executive is required to work more than ten (10) miles from Executive's then-current place of work in order to continue to perform Executive's duties under this Agreement, and if, after a Change of Control, Executive terminates Executive's employment with the Company, she shall be entitled to receive all severance benefits set forth in Section 4(c).
(c)     For the purposes of this Agreement, "Change of Control" is defined as the occurrence of any of the following after the Employment Commencement Date:
(i)     any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose (x) the Parent or any subsidiary of the Parent, or (y) any employee benefit plan of the Parent or any subsidiary of the Parent, or any person or entity organized, appointed or established by the Parent for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Parent, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Parent representing more than fifty percent (50%) of the combined voting power of the Parent's then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Parent, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Parent which such party beneficially owned as of the Employment Commencement Date; or
(ii)     persons, who, as of the Employment Commencement Date, constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided, however, that any person becoming a director of the Parent subsequent to the Employment Commencement Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iii)     consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Parent (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Parent immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Parent resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Parent or all or substantially all of the Parent's assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Parent; or
(iv)     consummation of a reorganization, merger or consolidation or sale or other disposition of, directly or indirectly, a majority of the stock of, or at least 80% of the assets (other than cash and cash equivalents) of Mission Media; or
(v)     approval by the stockholders of the Parent or the Company of a complete liquidation or dissolution of the Parent or the Company.

6. Golden Parachute Payments.
(a)     Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that any benefit received or to be received by Executive in connection with a Change of Control ("Contract Benefits") or any other plan, arrangement or agreement with the Company or an affiliate (collectively with the Contract Benefits, the "Total Benefits") that would constitute a "parachute payment" within the meaning of Section 280G of the Code ("Covered Payments"), shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Executive as a result of such reduction shall exceed the net after-tax benefit received by Executive if no such reduction was made.  For purposes of this Section 6, "net after-tax benefit" shall mean the Covered Payments that Executive receives or is then entitled to receive from the Company, less (i) the amount of all federal, state and local income and employment taxes payable by Executive with respect to such "Covered Payments," calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rates set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such "Covered Payments" by Section 4999 of the Code.
(b)     The accounting firm engaged by the Company (or its successor) for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 6.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and to the Company within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by the Company.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.
(c)     Any reduction of the Covered Payments in accordance with this Section 6 shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
7. Section 409A Compliance.
(a)     To the extent that any amount payable under this Agreement constitutes an amount payable under a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code ("Section 409A")) following a "separation from service" (as defined in Section 409A), including any amount payable under Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Executive earlier than the day after the date that is six (6) months following Executive's "separation from service."  This Section 7(a) will not be applicable after Executive's death.
(b)     Executive and the Company acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

8. Restrictive Covenants.  The Parties expressly acknowledge that the following restrictions are further consideration for the sale by Executive of the business of Mission Media pursuant to the Goodwill Purchase Agreement and the Equity Purchase Agreement, that such restrictions are necessary to protect the goodwill of the Company and that such restrictions are fair and reasonable.  Executive holds specialized knowledge of the business of the Company (the "Business").  Executive and Company acknowledge and agree that (i) the Company would be irreparably harmed and impaired if Executive were to engage, directly or indirectly, in any activity competing with the Business, make any disclosure in violation of this Agreement or any unauthorized use of, any Confidential Information (as defined herein) concerning the Business, and (ii) the Company is entitled to protection from such use of the specialized knowledge of Executive.  Executive acknowledges that the Company's ability to keep its Confidential Information secret and away from its competitors is important to the Company's and its affiliates' viability and business.  Executive further acknowledges that over the course of Executive's employment with the Company Executive has and will (i) develop special and substantial relationships with the Company's and its affiliates' customers and suppliers, and/or (ii) be privy to Confidential Information.  Further, Executive has and will help develop the goodwill of the Company and its affiliates during the course of Executive's employment.  Finally, pursuant to Section 2.02(c) of the Equity Purchase Agreement and Section 3(b) herein, Executive will have a substantial ownership interest in the Company.  As such, Executive agrees to abide by the following covenants in order to allow the Company to protect those interests. For purposes of this Section 8, "Restricted Period" means the period beginning on the Employment Commencement Date and continuing until the one (1) year anniversary of Executive's employment termination date irrespective of the reason that Executive's employment is terminated with the Company.
(a)     Non-Competition.  During the Restricted Period, Executive will not either directly or indirectly, for Executive or any other person or entity, anywhere within the United States, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in  any of the services of the Company or manufactures or sells any of the products provided or offered by Company or any subsidiary or affiliate of Company, or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold by Company or any subsidiary or affiliate of Company during the period while Executive performs services for Company, provided that an equity investment of not more than two percent (2%) in any company that is publicly traded and whose shares are listed on a national stock exchange will be permitted.
(b)     Non-Solicitation.  During the Restricted Period, Executive will not, except in the case of clause (i) below pursuant to a general solicitation which is not directed at such employee, either directly or indirectly, for Executive or any other person or entity, (i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ any person who is an employee of the Company, Parent or Affiliate, or a consultant of the Company devoting more than seventy percent (70%) of such individual's time to the business of the Company or any of its affiliates during the one (1) year period immediately preceding Executive's termination date, or (ii) solicit or provide services to any customer of the Company, Parent or Affiliate  in connection with services and/or products that compete with the Company's services or products, provided that such customer is a customer of the Company during the one (1) year period preceding Executive's termination date.  For the purposes of this Section, "Affiliate" is defined as any company or entity at least 50% owned, directly or indirectly, by Parent.
(c)     Equitable Relief.  Executive acknowledges that the remedy at law for Executive's breach of Section 8, 9(a) and/or 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms.  Accordingly, upon a violation of any such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation.  No bond or other security will be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such equitable relief.  Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter.  Nothing in this Section 8(c) shall be deemed to limit the Company's remedies at law or in equity that may be pursued or availed of by the Company for any breach by Executive of any of the parts of Sections 8, 9(a) and/or 10.
(d)     Judicial Modification.  Executive acknowledges that it is the intent of the Parties hereto that the restrictions contained or referenced in Sections 8, 9 and 10 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought.  If any of the restrictions contained or referenced in such Sections is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or "blue penciled" so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law.  Executive acknowledges and understands that, due to the nature and scope of the Company's existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of Executive's obligations under Sections 8(a) and 8(b) would be inappropriate and counter to the protections sought by the Company thereunder.

9. Confidential Information.
(a)     Non-Use and Non-Disclosure of Confidential Information.  Executive acknowledges that, during the course of Executive's employment with the Company, she has had and will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates.  As such, at all times, both during Executive's employment and thereafter, Executive will hold in the strictest confidence, not use or attempt to use, and not disclose to any other person or entity any Confidential Information (as defined below), except for the benefit of the Company and its affiliates or in connection with Executive's duties, responsibilities or authority as an employee of the Company or with the prior written authorization of the Board.  Notwithstanding anything contained in this Section 9, Executive will be permitted to disclose any Confidential Information to the extent required by law or validly-issued legal process or court order, provided that Executive notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Executive's disclosure of any Confidential Information.
(b)     Definition of Confidential Information.  For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects, services, customer lists and information, customer preferences, customer transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Executive by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property. Confidential Information shall not include information that is generally available to or known by the public at the time of disclosure to the Executive, or information which was already known by Executive prior to the Employment Commencement Date.
10. Return of Company Property.  Upon the termination of Executive's employment with the Company, or at any time during such employment upon request by the Company, Executive will promptly deliver to the Company and not keep in Executive's possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Executive's possession as a result of Executive's employment with the Company, including, without limitation, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.
11. Assignment.
(a)     This Agreement shall be binding upon and inure to the benefit of (i) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, "successor" shall mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder.  This Agreement may not otherwise be assigned by the Company.
(b)     None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 19 hereof.  Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Section 11) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer Vested Shares or other stock options or equity awards consistent with the rules for transfers to "family members" as defined in U.S. Securities and Exchange Commission Form S‑8.

12. Liability Insurance; Indemnification.
(a)     Parent and the Company shall cover Executive under directors' and officers' liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.
(b)     Parent and the Company shall, both during and after the Employment Term, indemnify, defend and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of Executive's duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates. For the avoidance of all doubt, in the event of any litigation, investigation, or any other matter naming the Executive, the Company will, to the fullest extent permitted by law, advance 100% of the Executive's legal fees, including any retainers required, with an attorney or attorneys of the Executive's choice.
13. Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 13:
If to the Company:
Michael Tenore, Esq.
101 S. La Brea Boulevard
Los Angeles, CA  90036
If to Executive:
Nicola Stephenson
200 Water St Apt 3A
Brooklyn, NY 11201
14. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
15. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive with respect to the matters set forth herein, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof, but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter.

16. Arbitration.
(a)     Agreement.  The Parties agree that, except as otherwise provided in Section 8(c), any dispute or controversy arising out of, relating to, or in connection with the employment relationship between them, the inception of that relationship, the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, NY or such other location agreed in writing by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association ("AAA").  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.  The selection of the arbitrator will be conducted in accordance with the AAA's practices and procedures for disputes of the nature here contemplated.  The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue.
(b)     Costs and Fees of Arbitration.  The moving party shall pay the costs of the initial arbitration filing (not to exceed two hundred fifty dollars ($250)), and the Company shall pay the remaining costs and expenses of such arbitration.  Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its attorney's fees and expenses.
17. No Oral Modification, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Executive and an appropriate officer or director of the Company.
18. Survivorship.  The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive's employment by the Company to the extent necessary to carry out the intentions of Company and Executive under this Agreement.
19. Beneficiaries.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon Executive's death by giving the Company written notice thereof.  If Executive dies, severance then due or other amounts due hereunder shall be paid to Executive's designated beneficiary or beneficiaries or, if none are designated or none survive Executive, to Executive's estate.
20. Parent Guarantee.  The Parent unconditionally guarantees all of the Company's obligations under this Agreement, including, but not limited to, Company's obligations to make any payments under this Agreement, Company's obligations to provide and pay for any benefits under this Agreement, and any other obligations of the Company under this Agreement, in the same manner and to the same extent as was required by the Company.
21. Withholding.  The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with Executive's employment hereunder.
22. Governing Law.  This Agreement shall be governed by New York law (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 16 of this Agreement.  Executive and the Company hereby expressly consent to the exclusive jurisdiction of the state and federal courts located in the County of New York for any action or proceeding relating to any arbitration pursuant to Section 16 of this Agreement in which the parties are participants, or any claim to which Section 8(c) applies.
23. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

COMPANY:

Mission Media USA, Inc.

By: /s/      James Stephenson
Name:      James Stephenson
Title:        Chief Revenue Officer

EXECUTIVE:

/s/            Nicola Stephenson
Name:     Nicola Stephenson

PARENT:

Troika Media Group, Inc.

By:/s/      Christopher Broderick
Name:      Christopher Broderick
Title:        Chief Operating Officer